Exhibit 4.2

Execution Version

FIFTH AMENDMENT TO

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIFTH AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) dated as of March 2, 2017, by and among REGENCY CENTERS, L.P., a limited partnership formed under the laws of the State of Delaware (the “Borrower”), REGENCY CENTERS CORPORATION, a corporation formed under the laws of the State of Florida (the “Parent”), each of the Lenders party hereto, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (together with its successors and assigns, the “Administrative Agent”).

WHEREAS, the Borrower, the Lenders, the Administrative Agent and certain other parties have entered into that certain Third Amended and Restated Credit Agreement dated as of September 7, 2011 (as amended and as in effect immediately prior to the effectiveness of this Amendment, the “Credit Agreement”); and

WHEREAS, the Borrower, the Lenders party hereto and the Administrative Agent desire to amend certain provisions of the Credit Agreement, including increasing the aggregate amount of the Revolving Commitments from $800,000,000 to $1,000,000,000, on the terms and conditions contained herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:

Section 1. Specific Amendments to Credit Agreement. Upon the satisfaction of each of the conditions set forth in Section 2 of this Amendment, the parties hereto agree that the Credit Agreement is amended as follows:

(a)    The Credit Agreement is amended by replacing the reference to “40” in the definition of “Ground Lease” contained in Section 1.1. thereof with a reference to “30”.

(b)    The Credit Agreement is further amended by restating the definitions of “Adjusted EBITDA”, “Capitalization Rate”, “Defaulting Lender”, “Federal Funds Rate”, “Fixed Charges”, “Net Operating Income”, “Nonrecourse Indebtedness”, “OFAC”, “Post-Default Rate”, “Principal Office”, “Total Asset Value” and “Unencumbered Asset Value” contained in Section 1.1. thereof in their entirety as follows:

“Adjusted EBITDA” means, with respect to a Person for any given period, (a) EBITDA of such Person minus (b) Capital Reserves of all Properties of such Person. Notwithstanding anything to the contrary contained herein, for purposes of determining Adjusted EBITDA under this Agreement for any period that includes the fiscal quarter during which the Merger occurs, Adjusted EBITDA for such fiscal quarter shall be “Core EBITDA” as defined in the quarterly financial statements of the Parent and its Consolidated Subsidiaries filed with the Securities and Exchange Commission for such fiscal quarter.

“Capitalization Rate” means 6.25%.

“Defaulting Lender” means, subject to Section 3.9.(f), any Lender that (a) has failed to (i) fund all or any portion of its Loans within 2 Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within 2 Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any Issuing Bank or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within 3 Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.9.(f)) upon delivery of written notice of such determination to the Borrower, the Issuing Bank, the Swingline Lender and each Lender.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fixed Charges” means, for any period with respect to the Parent and its Consolidated Subsidiaries determined on a consolidated basis, the sum of (a) Interest Expense, (b) the aggregate of all regularly scheduled principal payments made with respect to Indebtedness of the Parent and its Consolidated Subsidiaries (including the Ownership Share of such payments made by an Unconsolidated Affiliate of the Parent) during such period, other than any balloon, bullet or similar principal payment which repays such Indebtedness in full, and (c) all Preferred Dividends paid by the Parent and its Consolidated Subsidiaries (including the Ownership Share of such dividends paid or accrued by any Unconsolidated Affiliate of the Parent) during such period (other than Preferred Dividends received and retained by the Parent, the Borrower or any of their respective Subsidiaries). Notwithstanding anything to the contrary contained herein, for purposes of determining Fixed Charges under this Agreement for any period that includes the fiscal quarter during which the Merger occurs, Fixed Charges for such fiscal quarter shall be the amount calculated as the denominator in the definition of “Fixed Charge Coverage Ratio” as defined in the quarterly financial statements of the Parent and its Consolidated Subsidiaries filed with the Securities and Exchange Commission for such fiscal quarter.

“Net Operating Income” means, for any Property and for a given period, the sum of the following (without duplication and determined on a consistent basis with prior periods): (a) rents and other revenues received in the ordinary course from such Property (including proceeds of rent loss or business interruption insurance but excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) minus (b) all expenses paid (excluding interest but including an appropriate accrual for property taxes and insurance) related to the ownership, operation or maintenance of such Property, including but not limited to property taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, legal and administrative expenses minus (c) the Capital Reserves for such Property as of the end of such period minus (d) the greater of (i) the actual property management fee paid during such period with respect to such Property and (ii) an imputed management fee in an amount equal to 3.0% of the gross revenues for such Property for such period.

“Nonrecourse Indebtedness” means, with respect to a Person, (a) Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to nonrecourse liability in a form reasonably acceptable to the Administrative Agent) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness or (b) if such Person is a Single Asset Entity, any Indebtedness for borrowed money of such Person.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Post-Default Rate” means, in respect of any principal of any Loan or any Reimbursement Obligation, the rate otherwise applicable plus an additional four percent (4.0%) per annum and with respect to any other Obligation, a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin plus four percent (4.0%).

“Principal Office” means the office of the Administrative Agent located at 600 South 4th Street, 9th Floor, Minneapolis, Minnesota 55415, or any other subsequent office that the Administrative Agent shall have specified as the Principal Office by written notice to the Borrower and the Lenders.

“Total Asset Value” means, at a given time, the sum (without duplication) of all of the following of the Parent and its Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP applied on a consistent basis: (a) cash, Cash Equivalents, plus (b), the quotient of (i) EBITDA for the four fiscal quarters of the Parent most recently ended, divided by (ii) the Capitalization Rate, plus (c) except as set forth below, the GAAP book value of Properties acquired during the period of four fiscal quarters most recently ended as of the date of calculation, plus (d) the GAAP book value of all Development Properties, plus (e) the GAAP book value of Unimproved Land plus (f) the GAAP book value of all Mortgage Receivables and other promissory notes and plus (g) Capitalized Third Party Net Income; provided, however that to the extent that the Total Asset Value attributable to Capitalized Third Party Net Income would exceed 5.0% of Total Asset Value, such excess shall be excluded. The Parent’s Ownership Share of assets held by Unconsolidated Affiliates (excluding assets of the type described in the immediately preceding clause (a)) will be included in Total Asset Value calculations consistent with the above described treatment for assets of the Parent and its Consolidated Subsidiaries. For purposes of determining Total Asset Value, (A) EBITDA from any Property disposed of during the period of four fiscal quarters of the Parent most recently ended as of the date of calculation shall be excluded and (B) with respect to any Property acquired during the period of four fiscal quarters of the Parent most recently ended as of the date of calculation, the Borrower may at any time during such period irrevocably elect to include such Property in Total Asset Value based on EBITDA divided by the Capitalization Rate pursuant to clause (b) above in lieu of GAAP book value pursuant to clause (c) above. For purposes of determining Total Asset Value, the calculation of EBITDA shall exclude Third Party Net Income. To the extent the amount of Total Asset Value attributable to (x) Unimproved Land, Equity Interest in Person other than Consolidated Subsidiaries and Mortgage Receivables, in the aggregate, would exceed 20.0% of Total Asset Value, such excess shall be excluded and (y) Development Properties would exceed 15.0% of Total Asset Value, such excess shall be excluded.

“Unencumbered Asset Value” means (a) except as set forth below, the Unencumbered NOI (excluding Net Operating Income attributable to Development Properties and those Properties acquired during the period of four fiscal quarters most recently ended) for the period of four fiscal quarters of the Parent most recently ended divided by the Capitalization Rate, plus (b) except as set forth below, the GAAP book value of all Eligible Properties (other than Development Properties) acquired during the period of four quarters most recently ended, plus (c) the GAAP book value of all Development Properties which are Eligible Properties. For purposes of determining Unencumbered Asset Value, with respect to an Eligible Property acquired during the period of four quarters most recently ended as of the date of calculation, the Borrower may at any time during such period irrevocably elect to include such Eligible Property in Unencumbered Asset Value based on Unencumbered NOI attributable to such Property pursuant to clause (a) above in lieu of the GAAP book value of such Property pursuant to clause (b) above. For purposes of this definition, to the extent that Unencumbered Asset Value attributable to (x) Properties subject to a Ground Lease in which the Parent, the Borrower or any of their respective Subsidiaries is the ground lessee would exceed 10.0% of Unencumbered Asset Value, (y) GAAP book value of all Development Properties would exceed 15.0% of Unencumbered Asset Value and (z) Properties owned or leased by Qualified Ventures would exceed 10.0% of Unencumbered Asset Value, then in the case of each of the foregoing clauses (x) through (z), such excess shall be excluded.

(c)    The Credit Agreement is further amended by adding the following definitions of “2017 Term Loan Agreement”, “Anti-Corruption Laws”, “Anti-Terrorism Laws”, “Bail-In Action”, “Bail-In Legislation”, “Disbursement Instruction Agreement”, “EEA Financial Institution”, “EEA Member Country”, “EEA Resolution Authority”, “EU Bail-In Resolution Authority”, “EU Bail-In Legislation Schedule”, “Existing Term Loan Agreement”, “Extended Letter of Credit”, “Fifth Amendment Date”, “Material Acquisition”, “Merger”, “Merger Agreement”, “Patriot Act”, “Sanctioned Country”, “Sanctioned Person”, “Sanctions”, “Single Asset Entity”, “Total Leverage Ratio Increase Period”, “Trading with the Enemy Act”, “Unsecured Leverage Ratio Increase Period” and “Write-Down and Conversion Powers” to Section 1.1 thereof in the appropriate alphabetical location:

“2017 Term Loan Agreement” means that certain Term Loan Agreement dated as of March 2, 2017 by and among the Borrower, the financial institutions party thereto, Wells Fargo, as administrative agent, and the other parties thereto.

“Anti-Corruption Laws” means all Applicable Laws of any jurisdiction concerning or relating to bribery, corruption or money laundering, including without limitation, the Foreign Corrupt Practices Act of 1977, as amended.

“Anti-Terrorism Laws” has the meaning given that term in Section 6.1.(w).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Disbursement Instruction Agreement” means an agreement substantially in the form of Exhibit K to be executed and delivered by the Borrower, as the same may be amended, restated or modified from time to time with the prior written approval of the Administrative Agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Existing Term Loan Agreement” means that certain Term loan Agreement dated as of November 17, 2011 by and among the Borrower, the financial institutions party thereto, Wells Fargo, as administrative agent, and the other parties thereto.

“Extended Letter of Credit” has the meaning given that term in Section 2.3.(b).

“Fifth Amendment Date” means March 2, 2017.

“Material Acquisition” means, with respect to any fiscal quarter, one or more related acquisitions (whether by direct purchase, merger or otherwise and whether in one or more related transactions) by the Parent, the Borrower or any Subsidiary in which the purchase price of the assets acquired exceed 10.0% of the consolidated total assets of the Parent, the Borrower and its other Subsidiaries determined under GAAP as of the last day of the most recently ending fiscal quarter of the Parent for which financial statements are publicly available.

“Merger” means the merger of Equity One, Inc. with and into the Parent in accordance with the Merger Agreement.

“Merger Agreement” means that certain Agreement and Plan of Merger dated as of November 16, 2016 by and between the Parent and Equity One, Inc.

“Patriot Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107 56 (signed into law October 26, 2001)).

“Sanctioned Country” means, at any time, a country or territory which is, or whose government is, the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by any Governmental Authority of the United States of America, including without limitation, OFAC or the U.S. Department of State, or by the United Nations Security Council, the European Union or any other Governmental Authority, (b) any Person located, operating, organized or resident in a Sanctioned Country, (c) an agency, political subdivision or instrumentality of the government of a Sanctioned County or (d) any Person Controlled by any Person or agency described in any of the preceding clauses (a) through (c).

“Sanctions” means any sanctions or trade embargoes imposed, administered or enforced by any Governmental Authority of the United States of America, including without limitation, OFAC or the U.S. Department of State, or by the United Nations Security Council, the European Union or any other Governmental Authority.

“Single Asset Entity” means a Person (other than an individual) that (a) only owns a single Property; (b) is engaged only in the business of owning, developing and/or leasing such Property; and (c) receives substantially all of its gross revenues from such Property. In addition, if the assets of a Person consist solely of (i) Equity Interests in one or more Single Asset Entities that directly or indirectly own such single Property and (ii) cash and other assets of nominal value incidental to such Person’s ownership of the other Single Asset Entity, such Person shall also be deemed to be a Single Asset Entity for purposes of this Agreement.

“Total Leverage Ratio Increase Period” shall have the meaning given that term in Section 9.1.(b).

“Trading with the Enemy Act” has the meaning given to that term in Section 6.1.(x).

“Unsecured Leverage Ratio Increase Period” shall have the meaning given that term in Section 9.1.(c).

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

(d)    The Credit Agreement is further amended by deleting the definitions of “Tangible Net Worth” and “Transfer Authorizer Designation Form” from Section 1.1. thereof.

(e)    The Credit Agreement is further amended by restating subsections (b) and (c) of Section 2.1. thereof in their entirety as follows:

(b)    Requests for Revolving Loans. Not later than 10:00 a.m. Eastern time on the proposed date of a borrowing of Revolving Loans that are to be Base Rate Loans and not later than 12:00 noon Eastern time at least three (3) Business Days prior to a borrowing of Revolving Loans that are to be LIBOR Loans, the Borrower shall deliver to the Administrative Agent a Notice of Borrowing. Each Notice of Borrowing shall specify the aggregate principal amount of the Revolving Loans to be borrowed, the date such Revolving Loans are to be borrowed (which must be a Business Day), the use of the proceeds of such Revolving Loans, the Type of the requested Revolving Loans, and if such Revolving Loans are to be LIBOR Loans, the initial Interest Period for such Revolving Loans. Each Notice of Borrowing shall be irrevocable once given and binding on the Borrower. Prior to delivering a Notice of Borrowing, the Borrower may (without specifying whether a Revolving Loan will be a Base Rate Loan or a LIBOR Loan) request that the Administrative Agent provide the Borrower with the most recent LIBOR available to the Administrative Agent. The Administrative Agent shall provide such quoted rate to the Borrower on the date of such request or as soon as possible thereafter.

(c)    Funding of Revolving Loans. Promptly after receipt of a Notice of Borrowing under the immediately preceding subsection (b), the Administrative Agent shall notify each Lender of the proposed borrowing. Each Lender shall deposit an amount equal to the Revolving Loan to be made by such Lender to the Borrower with the Administrative Agent at the Principal Office, in immediately available funds not later than (i) in the case of Revolving Loans that are to be Base Rate Loans, 2:00 p.m. Eastern time on the date of such proposed Revolving Loans and (ii) in the case of Revolving Loans that are to be LIBOR Loans, 12:00 noon Eastern time on the date of such proposed Revolving Loans. Subject to fulfillment of all applicable conditions set forth herein, the Administrative Agent shall make available to the Borrower in the account specified in the Disbursement Instruction Agreement, the proceeds of such amounts received by the Administrative Agent (x) in the case of Revolving Loans that are to be Base Rate Loans, not later than 4:00 p.m. Eastern time on the date of the requested borrowing of such Revolving Loans and (y) in the case of Revolving Loans that are to be LIBOR Loans, not later than 3:00 p.m. Eastern time on the date of the requested borrowing of such Revolving Loans.

(f)    The Credit Agreement is further amended by restating Section 2.3.(b) thereof in its entirety as follows:

(b)    Terms of Letters of Credit. At the time of issuance, the amount, form, terms and conditions of a Letter of Credit, and of any drafts or acceptances thereunder, shall be subject to approval by the applicable Issuing Bank and the Borrower. Notwithstanding the foregoing, in no event may (i) the expiration date of any Letter of Credit extend beyond the Termination Date, or (ii) any Letter of Credit have an initial duration in excess of one year; provided, however, a Letter of Credit may contain a provision providing for the automatic extension of the expiration date in the absence of a notice of non-renewal from the applicable Issuing Bank but, except as set forth in the following sentence, in no event shall any such provision permit the extension of the expiration date of such Letter of Credit beyond the Termination Date. Notwithstanding the foregoing, a Letter of Credit may, as a result of its express terms or as the result of the effect of an automatic extension provision, have an expiration date of not more than one year beyond the Termination Date (any such Letter of Credit being referred to as an “Extended Letter of Credit”) so long as the Borrower delivers to the Administrative Agent for its benefit and the benefit of the applicable Issuing Bank and the Lenders no later than 30 days prior to the Termination Date Cash Collateral for such Letter of Credit for deposit into the Letter of Credit Collateral Account in an amount equal to the Stated Amount of such Letter of Credit; provided, that the obligations of the Borrower under this Section in respect of such Extended Letters of Credit shall survive the termination of this Agreement and shall remain in effect until no such Extended Letters of Credit remain outstanding. If the Borrower fails to provide Cash Collateral with respect to any Extended Letter of Credit by the date 30 days prior to the Termination Date, such failure shall be treated as a drawing under such Extended Letter of Credit (in an amount equal to the maximum Stated Amount of such Letter of Credit), which shall be reimbursed (or participations therein funded) by the Lenders in accordance with the immediately following subsections (i) and (j), with the proceeds being utilized to provide Cash Collateral for such Letter of Credit. The initial Stated Amount of each Letter of Credit shall be at least $25,000 (or such lesser amount as may be acceptable to the applicable Issuing Bank, the Administrative Agent and the Borrower).

(g)    The Credit Agreement is further amended by adding the following Section 2.3.(m) immediately after Section 2.3.(l) thereof.

(m)    Extended Letters of Credit. Each Lender confirms that its obligations under the immediately preceding subsections (i) and (j) shall be reinstated in full and apply if the delivery of any Cash Collateral in respect of an Extended Letter of Credit is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise.

(h)    The Credit Agreement is further amended by restating the first sentence of Section 2.16. thereof in its entirety as follows:

The Borrower shall have the right to request increases in the aggregate amount of the Commitments by providing written notice to the Administrative Agent, which notice shall be irrevocable once given; provided, however, that after giving effect to any such increases the aggregate amount of the Commitments shall not exceed $1,500,000,000 less the amount of any voluntary reduction of the Commitments pursuant to Section 2.12.

(i)    The Credit Agreement is further amended by restating Section 2.17. thereof in its entirety as follows:

Section 2.17. Funds Transfer Disbursements.

The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of any Loan made by the Lenders or any of their Affiliates pursuant to the Loan Documents as requested by an authorized representative of the Borrower to any of the accounts designated in the Disbursement Instruction Agreement.

(j)    The Credit Agreement is further amended by restating Section 3.9.(d) thereof in its entirety as follows:

(d)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Liabilities and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Commitment Percentages (determined without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 12.22., no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(k)    The Credit Agreement is further amended by adding the following Section 3.10.(f) immediately after Section 3.10.(e) thereof:

(f)    FATCA Determination. For purposes of determining withholding Taxes imposed under FATCA, from and after the Fifth Amendment Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(l)    The Credit Agreement is further amended by restating the first sentence of Section 4.6. thereof in its entirety as follows:

If (a) a Lender requests compensation pursuant to Section 3.10. or 4.1., and the Requisite Lenders are not also doing the same, (b) the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1.(b) or 4.3. but the obligation of the Requisite Lenders shall not have been suspended under such Sections or (c) a Lender becomes a Defaulting Lender, then, so long as there does not then exist any Default or Event of Default, the Borrower may demand that such Lender (the “Affected Lender”), and upon such demand the Affected Lender shall promptly, assign its Commitment to an Eligible Assignee subject to and in accordance with the provisions of Section 12.6.(b) for a purchase price equal to (x) the aggregate principal balance of all Loans then owing to the Affected Lender, plus (y) the aggregate amount of payments previously made by the Affected Lender under Section 2.3.(j) that have not been repaid, plus (z) any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, or any other amount as may be mutually agreed upon by such Affected Lender and Eligible Assignee.

(m)    The Credit Agreement is further amended by restating the first sentence of Section 5.2. thereof in its entirety as follows:

The obligations of (i) Lenders to make any Loans and (ii) the Issuing Bank to issue Letters of Credit are each subject to the further conditions precedent that: (a) no Default or Event of Default shall exist as of the date of the making of such Loan or date of issuance of such Letter of Credit or would exist immediately after giving effect thereto, and no violation of the limits described in Section 2.15. would occur after giving effect thereto; (b) the representations and warranties made or deemed made by the Parent, the Borrower and each other Loan Party in the Loan Documents to which any of them is a party (excluding in the case of any Credit Event occurring after the Effective Date, the representations and warranties contained in clause (i) of Section 6.1.(h) and in the first sentence of Section 6.1.(k)), shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of the making of such Loan or date of issuance of such Letter of Credit with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder and (c) in the case of the borrowing of Revolving Loans, the Administrative Agent shall have received a timely Notice of Borrowing, or in the case of a Swingline Loan, the Swingline Lender shall have received a timely Notice of Swingline Borrowing.

(n)    The Credit Agreement is further amended by restating Section 6.1.(w) thereof in its entirety as follows:

(w)    Anti-Corruption Laws and Sanctions; Anti-Terrorism Laws. None of the Borrower, any Subsidiary, any of their respective directors, or officers, or, to the knowledge of the Borrower, any of the Borrower’s or any Subsidiary’s employees (i) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States, 50 U.S.C. App. §§ 1 et seq., as amended (the “Trading with the Enemy Act”) or (ii) is in violation of (A) the Trading with the Enemy Act, (B) any of the foreign assets control regulations of the United States Treasury Department or any enabling legislation or executive order relating thereto, including without limitation, Executive Order No. 13224, effective as of September 24, 2001 relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079 (2001) or (C) the Patriot Act (collectively, the “Anti-Terrorism Laws”). The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees (in their capacities as such) with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective directors, officers and employees are in compliance with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions in all material respects. None of the Borrower, any of its Subsidiaries, any directors or officers of the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, any employee of the Borrower or any of its Subsidiaries is an individual or entity that is, or is owned or controlled by Persons that are: (i) the subject or target of any Sanctions or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions.

(o)    The Credit Agreement is further amended by restating Section 7.2. thereof in its entirety as follows:

Section 7.2. Compliance with Applicable Law and Material Contracts.

The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, comply with (a) all Applicable Law, including the obtaining of all Governmental Approvals, the failure with which to comply or obtain could reasonably be expected to have a Material Adverse Effect, and (b) all terms and conditions of all contracts and other written agreements to which it is a party if any such non-compliance could reasonably be expected to have a Material Adverse Effect. The Borrower shall maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions.

(p)    The Credit Agreement is further amended by deleting the last sentence of Section 7.8. thereof in its entirety.

(q)    The Credit Agreement is further amended by restating Section 7.13. thereof in its entirety as follows:

Section 7.13. Guarantors.

(a)    Within 5 Business days following the date on which any of the following conditions applies to any Subsidiary or Unconsolidated Affiliate that is not already a Guarantor, the Parent and the Borrower shall cause such Subsidiary or Unconsolidated Affiliate to execute and deliver an Accession Agreement and the items that would have been delivered under subsections (iv) through (viii) and (xiii) of Section 5.1.(a) if such Subsidiary or Unconsolidated Affiliate had been a Guarantor on the Agreement Date:

(i)    such Person Guarantees, or otherwise becomes obligated in respect of, any Indebtedness of (1) the Parent; (2) the Borrower; (3) any other Subsidiary of the Parent, the Borrower or any other Person (except (x) in the case of an Unconsolidated Affiliate Guaranteeing, or otherwise becoming obligated in respect of, Indebtedness of another Unconsolidated Affiliate and (y) in the case of an Excluded Subsidiary Guaranteeing, or otherwise becoming obligated in respect of, Indebtedness of another Excluded Subsidiary); or

(ii)    such Person is an RD Entity, unless the Unencumbered Asset Value attributable to Eligible Properties owned by Non-Guarantors (including such RD Entity) does not exceed 10.0% of the Unencumbered Asset Value.

(b)    The Borrower may request in writing that the Administrative Agent release a Guarantor from the Guaranty, and upon receipt of such written request by the Administrative Agent, such Guarantor shall be automatically released from the Guaranty without the need for the execution or delivery of any other document by any other Person so long as the Borrower provides a written certificate together with such written notice certifying that: (i) such Guarantor is not the Parent; (ii) such Guarantor is not otherwise required to be a party to the Guaranty under the immediately preceding subsection (a) (other than a Guarantor in respect of the Existing Credit Agreement or 2017 Term Loan Agreement that will be released and discharged thereunder substantially simultaneously with the release of such Guarantor in respect of this Agreement); (iii) no Default or Event of Default shall then be in existence or would occur as a result of such release, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1.; and (iv) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of such release with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances expressly permitted under the Loan Documents.

(r)    The Credit Agreement is further amended by restating Section 9.1.(b) thereof in its entirety as follows:

(b)    Ratio of Indebtedness to Total Asset Value. The Parent shall not permit the ratio of (i) Indebtedness of the Parent and its Consolidated Subsidiaries to (ii) Total Asset Value to exceed 0.60 to 1.00 at any time; provided, however, that if such ratio is greater than 0.60 to 1.00 but is not greater than 0.65 to 1.00, then the Borrower shall be deemed to be in compliance with this Section 9.1.(b) so long as (a) the Borrower completed a Material Acquisition which resulted in such ratio (after giving effect to such Material Acquisition) exceeding 0.60 to 1.00 at any time during the fiscal quarter in which such Material Acquisition took place and at any time during the four subsequent consecutive fiscal quarters thereafter (“Total Leverage Ratio Increase Period”), (b) the Borrower has not maintained compliance with this Section 9.1.(b) in reliance on this proviso more than two times during the term of this Agreement, (c) at least one full fiscal quarter has elapsed between the end of the first Total Leverage Ratio Increase Period and the beginning of the second Total Leverage Ratio Increase Period and (d) such ratio (after giving effect to such Material Acquisition) is not greater than 0.65 to 1.00 at any time. For purposes of calculating such ratio, (A) Indebtedness shall be adjusted by deducting an amount equal to the lesser of (1) the amount by which Unrestricted Cash exceeds $30,000,000 and (2) the amount of Indebtedness that by its terms is scheduled to mature within 24 months, and (B) Total Asset Value shall be adjusted by deducting therefrom the amount by which Indebtedness is adjusted under the preceding clause (A).

(s)    The Credit Agreement is further amended by restating Section 9.1.(c) thereof in its entirety as follows:

(c)    Ratio of Unsecured Indebtedness to Unencumbered Asset Value. The Parent shall not permit the ratio of (i) Unsecured Indebtedness of the Parent and its Consolidated Subsidiaries to (ii) Unencumbered Asset Value to exceed 0.60 to 1.00 at any time; provided, however, that if such ratio is greater than 0.60 to 1.00 but is not greater than 0.65 to 1.00, then the Borrower shall be deemed to be in compliance with this Section 9.1.(c) so long as (a) the Borrower completed a Material Acquisition which resulted in such ratio (after giving effect to such Material Acquisition) exceeding 0.60 to 1.00 at any time during the fiscal quarter in which such Material Acquisition took place and at any time during the four subsequent consecutive fiscal quarters thereafter (“Unsecured Leverage Ratio Increase Period”), (b) the Borrower has not maintained compliance with this Section 9.1.(c) in reliance on this proviso more than two times during the term of this Agreement, (c) at least one full fiscal quarter has elapsed between the end of the first Unsecured Leverage Ratio Increase Period and the beginning of the second Unsecured Leverage Ratio Increase Period and (d) such ratio (after giving effect to such Material Acquisition) is not greater than 0.65 to 1.00 at any time.

(t)    The Credit Agreement is further amended by restating Section 9.2.(b) thereof in its entirety as follows:

(b)    Neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any other Loan Party or any other Subsidiary (other than an Excluded Subsidiary) to, enter into, assume or otherwise be bound by any Negative Pledge except for a Negative Pledge contained in (i) an agreement (x) evidencing Indebtedness which the Parent, the Borrower, such Loan Party or such other Subsidiary may create, incur, assume, or permit or suffer to exist under this Agreement, (y) which Indebtedness is secured by a Lien permitted to exist under the Loan Documents, and (z)

which prohibits the creation of any other Lien on only the property securing such Indebtedness as of the date such agreement was entered into; (ii) an agreement relating to the sale of a Subsidiary or assets pending such sale, provided that in any such case the Negative Pledge applies only to the Subsidiary or the assets that are the subject of such sale or (iii) an agreement that evidences Unsecured Indebtedness which contains restrictions on encumbering assets that are substantially similar to, or less restrictive than, those restrictions contained in the Loan Documents.

(u)    The Credit Agreement is further amended by restating Section 9.3. thereof in its entirety as follows:

Section 9.3. Restrictions on Intercompany Transfers.

Neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any other Loan Party or any other Subsidiary (other than an Excluded Subsidiary) to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to: (a) pay dividends or make any other distribution on any of such Subsidiary’s capital stock or other equity interests owned by the Borrower or any Subsidiary; (b) pay any Indebtedness owed to the Borrower or any Subsidiary; (c) make loans or advances to the Borrower or any Subsidiary; or (d) transfer any of its property or assets to the Borrower or any Subsidiary; other than (i) with respect to clauses (a) through (d) those encumbrances or restrictions contained in any Loan Document or in any other agreement (A) evidencing Unsecured Indebtedness that the Borrower, any other Loan Party or any other Subsidiary may create, incur, assume or permit or suffer to exist under this Agreement and (B) containing encumbrances and restrictions imposed in connection with such Unsecured Indebtedness that are either substantially similar to, or less restrictive than, such encumbrances and restrictions set forth in the Loan Documents, (ii) with respect to clause (d), customary provisions restricting assignment of any agreement entered into by the Borrower, any other Loan Party or any Subsidiary in the ordinary course of business or (iii) with respect to clauses (a) through (d), in the case of a Subsidiary that is not a Wholly Owned Subsidiary, restrictions contained in the organizational documents of, or other agreements governing an Investment in, such Subsidiary arising after the date hereof to the effect that any such dividends, distributions, loans, advances or transfers of property must be on fair and reasonable terms and on an arm’s length basis.

(v)    The Credit Agreement is further amended by adding the following Section 9.12. immediately after Section 9.11. thereof:

Section 9.12. Use of Proceeds.

The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, use any part of the proceeds of the Loans to (a) purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System) or (b) to extend credit to others for the purpose of purchasing or carrying any such margin stock. The Borrower shall not, and shall not permit any other Loan Party or Subsidiary to, use any proceeds of any Loan directly or, to the knowledge of the Borrower, indirectly in any manner which would violate Anti-Corruption Laws, Anti-Terrorism Laws or applicable Sanctions.

(w)    The Credit Agreement is further amended by adding the following Section 10.1(d)(v) immediately after Section 10.1(d)(iv) thereof:

(v)    An “Event of Default” under and as defined in the Existing Term Loan Agreement or the 2017 Term Loan Agreement shall occur.

(x)    The Credit Agreement is further amended by restating Section 10.1(l)(ii) thereof in its entirety as follows:

(ii)    During any period of 12 consecutive months ending after the Agreement Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Parent (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Parent was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Parent then in office; or

(y)    The Credit Agreement is further amended by restating subsections (d) and (e) of Section 10.6. thereof in their entirety as follows:

(d)    If an Event of Default exists, the Administrative Agent may (and, if instructed by the Requisite Lenders, shall) in its (or their) discretion at any time and from time to time elect to liquidate any such investments and reinvestments and apply the proceeds thereof to the Obligations in accordance with Section 10.5. Notwithstanding the foregoing, the Administrative Agent shall not be required to liquidate and release any such amounts if such liquidation or release would result in the amount available in the Letter of Credit Collateral Account to be less than the Stated Amount of all Extended Letters of Credit that remain outstanding.

(e)    So long as no Default or Event of Default exists, and to the extent amounts on deposit in or credited to the Letter of Credit Collateral Account exceed the aggregate amount of the Letter of Credit Liabilities then due and owing, the Administrative Agent shall, from time to time, at the request of the Borrower, deliver to the Borrower within 10 Business Days after the Administrative Agent’s receipt of such request from the Borrower, against receipt but without any recourse, warranty or representation whatsoever, such of amount of the credit balances in the Letter of Credit Collateral Account as exceeds the aggregate amount of Letter of Credit Liabilities at such time. Upon the expiration, termination or cancellation of an Extended Letter of Credit for which the Lenders reimbursed (or funded participations in) a drawing deemed to have occurred under the fourth sentence of Section 2.4.(b) for deposit into the Letter of Credit Collateral Account but in respect of which the Lenders have not otherwise received payment for the amount so reimbursed or funded, the Administrative Agent shall promptly remit to the Lenders the amount so reimbursed or funded for such Extended Letter of Credit that remains in the Letter of Credit Collateral Account, pro rata in accordance with the respective unpaid reimbursements or funded participations of the Lenders in respect of such Extended Letter of Credit, against receipt but without any recourse, warranty or representation whatsoever. When all of the Obligations shall have been indefeasibly paid in full and no Letters of Credit remain outstanding, the Administrative Agent shall deliver to the Borrower, against receipt but without any recourse, warranty or representation whatsoever, the balances remaining in the Letter of Credit Collateral Account.

(z)    The Credit Agreement is further amended by adding “(a) Generally.” Before the first sentence of Section 10.9. thereof and adding the following Section 10.9.(b) immediately after Section 10.9.(a):

(b)    Enforcement by Administrative Agent. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article X. for the benefit of all the Lenders and the Issuing Banks; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) the Issuing Banks or the Swingline Lender from exercising the rights and remedies that inure to their benefit (solely in their capacity as an Issuing Bank or Swingline Lender, as the case may be) hereunder or under the other Loan Documents, (iii) any Specified Derivatives Provider from exercising the rights and remedies that inure to its benefit under any Specified Derivatives Contract, (iv) any Lender from exercising setoff rights in accordance with Section 12.4. (subject to the terms of Section 3.3.), or (v) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Requisite Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article X. and (y) in addition to the matters set forth in clauses (ii), (iv) and (v) of the preceding proviso and subject to Section 3.3., any Lender may, with the consent of the Requisite Lenders, enforce any rights and remedies available to it and as authorized by the Requisite Lenders.

(aa)    The Credit Agreement is further amended by restating Section 11.3. thereof in its entirety as follows:

Section 11.3. Approvals of Lenders.

All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent or approval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval or consent is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved and (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials provided to the Administrative Agent by the Parent and/or the Borrower in respect of the matter or issue to be resolved. Unless a Lender shall give written notice to the Administrative Agent that it specifically objects to the requested determination, consent or approval within ten (10) Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved such requested determination, consent or approval. The provisions of this Section shall not apply to any amendment, waiver or consent regarding any of the matters described in Section 12.7.(b ).

(bb)    The Credit Agreement is further amended by restating Section 11.8. thereof in its entirety as follows:

Section 11.8. Successor Administrative Agent.

The Administrative Agent may (a) resign at any time as Administrative Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower or (b) be removed as administrative agent by all of the Lenders (other than the Lender then acting as Administrative Agent) and the Borrower upon 30 days’ prior written notice if the Administrative Agent (i) is found by a court of competent jurisdiction in a final, non-appealable judgment to have committed gross negligence or willful misconduct in the course of performing its duties hereunder or (ii) has become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment. Upon any such resignation or removal, the Requisite Lenders shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Default or Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender and any of its Affiliates as a successor Administrative Agent). If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after (a) the resigning Administrative Agent’s giving of notice of resignation, or (b) the Lenders’ giving of notice of removal, then the resigning or removed Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no Lender has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made to each Lender and the Issuing Banks directly until such time as a successor Administrative Agent has been appointed as provided for above in this Section; provided, further that such Lenders and the Issuing Banks so acting directly shall be and be deemed to be protected by all indemnities and other provisions herein for the benefit and protection of the Administrative Agent as if each such lender or Issuing Bank were itself the Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent, and the current Administrative Agent shall be discharged from its duties and obligations under the Loan

Documents. Any resignation by an Administrative Agent shall also constitute the resignation as an Issuing Bank and as the Swingline Lender by the Lender then acting as Administrative Agent (the “Resigning Lender”). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder (i) the Resigning Lender shall be discharged from all duties and obligations of an Issuing Bank and the Swingline Lender hereunder and under the other Loan Documents and (ii) the successor Issuing Bank shall issue letters of credit in substitution for all Letters of Credit issued by the Resigning Lender as Issuing Bank outstanding at the time of such succession (which letters of credit issued in substitutions shall be deemed to be Letters of Credit issued hereunder) or make other arrangements satisfactory to the Resigning Lender to effectively assume the obligations of the Resigning Lender with respect to such Letters of Credit. After any Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article XI. shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents. Notwithstanding anything contained herein to the contrary, the Administrative Agent may assign its rights and duties under the Loan Documents to any of its Affiliates by giving the Borrower and each Lender prior written notice.

(cc)    The Credit Agreement is further amended by restating the Administrative Agent’s addresses for notices in Section 12.1. of the Credit Agreement to read as follows:

If to the Administrative Agent:

Wells Fargo Bank, National Association

550 South Tryon Street

Charlotte, North Carolina 28202

Attn: Loan Admin Manager

Telecopier:        704-410-0329

Telephone:         704-715-5747

and

Wells Fargo Bank, National Association

550 South Tryon Street

Charlotte, North Carolina 28202

Attn: Haynes Brown

Telecopier:        704-410-0329

Telephone:         704-410-1767

If to the Administrative Agent under Article II.:

Wells Fargo Bank, National Association

Minneapolis Loan Center

600 South 4th Street, 9th Floor

Minneapolis, Minnesota 55415

Telecopier:        866-968-8676

Telephone:         612-316-0117

If to Wells Fargo as Issuing Bank:

Wells Fargo Bank, National Association

550 South Tryon Street

Charlotte, North Carolina 28202

Attn: Loan Admin Manager

Telecopier:        704-410-0329

Telephone:         704-715-5747

If to PNC Bank, National Association as Issuing Bank:

PNC Bank, National Association

Steve Potting

2255 Glades Road, Suite 140W

Boca Raton, FL 33431

Mailstop: A2-P674-01-2

Telephone: 561-912-0461

and

PNC Bank, National Association

Piara Bounsell

PNC Firstside Center

500 First Avenue (P7-PFSC-04-V)

Pittsburgh, PA 15219

Telecopier: 1-888-614-9134

Telephone: 412-807-7520

(dd)    The Credit Agreement is further amended by adding the following sentence to the end of Section 12.4. thereof:

Notwithstanding anything to the contrary in this Section, if any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.9. and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks and the Lenders and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

(ee)    The Credit Agreement is further amended by adding the following Section 12.22. immediately after Section 12.21. thereof:

Section 12.22. Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan

Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-in Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

To the extent not prohibited by Applicable Law, each Lender shall notify the Borrower, Parent and the Administrative Agent if it has become the subject of a Bail-In Action (or any case or other proceeding in which a Bail-In Action could be reasonably be expected to be asserted against such Lender).

(ff)    The Credit Agreement is further amended by deleting Schedule I attached thereto in its entirety and substituting in lieu thereof Schedule I attached hereto.

(gg)    The Credit Agreement is further amended by deleting Schedule 1.1.(A) attached thereto in its entirety and substituting in lieu thereof Schedule 1.1.(A) attached hereto.

(hh)    The Credit Agreement is further amended by deleting Exhibit K attached thereto in its entirety and substituting in lieu thereof Exhibit K attached hereto.

Section 2. Conditions Precedent. The effectiveness of this Amendment is subject to receipt by the Administrative Agent of each of the following, each in form and substance satisfactory to the Administrative Agent:

(a)    a counterpart of this Amendment duly executed by the Borrower, the Parent, the Administrative Agent and each of the Lenders;

(b)    Revolving Notes executed by the Borrower, payable to each applicable Lender (including any Designated Lender, if applicable but excluding any Lender that has elected not to receive Revolving Notes);

(c)    an Accession Agreement duly executed by each Person meeting the conditions set forth in Section 7.13. of the Credit Agreement that is not already a Guarantor, together with the other deliverables set forth to in Section 7.13.(a) of the Credit Agreement;

(d)    an opinion of counsel to the Borrower, the Parent and the other Loan Parties addressed to the Administrative Agent and the Lenders regarding such matters as the Administrative Agent may reasonably request;

(e)    (A) the certificate or articles of incorporation or formation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of each Loan Party (other than the Parent) certified as of a recent date by the Secretary of State of the state of formation of such Loan Party and (B) the articles of incorporation of the Parent, after giving effect to the Merger, certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of the Parent;

(f)    a certificate of good standing (or certificate of similar meaning) with respect to each Loan Party issued as of a recent date by the Secretary of State of the state of formation of each such Loan Party and certificates of qualification to transact business or other comparable certificates issued as of a recent date by each Secretary of State (and any state department of taxation, as applicable) of each state in which such Loan Party is required to be so qualified and where failure to be so qualified could reasonably be expected to have a Material Adverse Effect;

(g)    a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party with respect to each of the officers of such Loan Party authorized to execute and deliver the Loan Documents to which such Loan Party is a party, and in the case of the Borrower, authorized to execute and deliver on behalf of the Borrower Notices of Borrowing, Notices of Swingline Borrowing, requests for Letters of Credit, Notices of Conversion and Notices of Continuation;

(h)    copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party of (A) the by-laws of such Loan Party, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (B) all corporate, partnership, member or other necessary action taken by such Loan Party to authorize the execution, delivery and performance of this Amendment and the other Loan Documents to which it is a party;

(i)    a Compliance Certificate calculated on a pro forma, projected combined basis for the Borrower’s and Equity One, Inc.’s fiscal quarter ending March 31, 2017.

(j)    evidence that all fees payable by the Borrower to the Administrative Agent and the Lenders in connection with this Amendment have been paid;

(k)    (A) prior to, or substantially simultaneously with the occurrence of the Fifth Amendment Date, the Merger shall be consummated in all material respects in accordance with the terms of the Merger Agreement (without giving effect to any amendments or waivers thereto that are materially adverse to the Lenders without the consent of the Joint Lead Arrangers, such consent not to be unreasonably withheld, conditioned or delayed); provided that any change to the definition of “Eagle Material Adverse Effect” or “Raven Material Adverse Effect” contained in the Merger Agreement shall be deemed materially adverse to the Lenders and shall require the consent of the Joint Lead Arrangers and (B) the Joint Lead Arrangers shall have received documentation evidencing the contribution of the Subsidiaries of Equity One, Inc. to the Borrower (the “Contribution”), which shall be in form and substance reasonably satisfactory to the Joint Lead Arrangers (the “Contribution Documentation”) and the Contribution shall be effected substantially simultaneously with the Merger in all material respects in accordance with the terms of the Contribution Documentation;

(l)    a certificate of the Borrower, signed on behalf of the Borrower by a Responsible Officer of the Borrower, certifying that (i) no Default or Event of Default shall be in existence on the effective date of the Amendment and (ii) the representations and warranties made or deemed made by the Parent, the Borrower or any other Loan Party in any Loan Document to which such Loan Party is a party shall be true and correct on the date of the Amendment except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder;

(m)    a Disbursement Instruction Agreement substantially in the form of Exhibit K attached hereto effective as of the date of this Amendment;

(n)    (A) since December 31, 2015, there shall not have occurred any material adverse condition or material adverse change in or affecting, or the occurrence of any circumstance or condition that could reasonably be expected to result in a material adverse change in, or could reasonably be expected to have a Material Adverse Effect on, the business, assets, liabilities, financial condition or results of operations of the Parent, the Borrower, Equity One, Inc. and their respective subsidiaries, taken as a whole and (B) since the date of the Merger Agreement, no “Eagle Material Adverse Effect” or “Raven Material Adverse Effect” (as each such term is defined in the Merger Agreement) shall have occurred;

(o)    all information requested by the Administrative Agent and each Lender in order to comply with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)); and

(p)    such other documents, instruments and agreements as the Administrative Agent may reasonably request.

Section 3. Post-Closing Deliveries. (A) On or before three (3) Business Days after the Fifth Amendment Date, the Borrower shall deliver to the Administrative Agent the articles of incorporation of the Parent, after giving effect to the Merger, certified as of a recent date by the Florida Secretary of State and (B) on or before five (5) Business Days after the Fifth Amendment Date, or such longer period of time as may be extended by the Administrative Agent in its sole discretion, the Borrower shall deliver to the Administrative Agent any document or item effecting, or related to, the conversion of a Guarantor (other than the Parent) from a corporation to a limited liability company not delivered on the Fifth Amendment Date pursuant to Section 2(e), (f), (g) or (h) and legal opinions in respect thereof addressed to the Administrative Agent and the Lenders as the Administrative Agent may reasonably request.

Section 4. Allocations. The Administrative Agent, the Borrower and each Lender agree that upon the effectiveness of this Amendment (the date of such effectiveness, the “Amendment Effective Date”), the outstanding Revolving Loans and the participation interests of the Lenders in any outstanding Letters of Credit and Swingline Loans shall be allocated among the Lenders in accordance with their respective Commitment Percentages calculated based on the Commitments of the Lenders set forth on Schedule I attached hereto (the “Post-Amendment Commitment Percentage”). To effect such allocations, each Lender whose Post-Amendment Commitment Percentage exceeds the amount of such Lender’s

Commitment Percentage immediately prior to the effectiveness of this Amendment and any Lender providing a new Commitment shall make a Revolving Loan in such amount as is necessary so that the aggregate principal amount of Revolving Loans held by such Lender shall equal such Lender’s Post-Amendment Commitment Percentage of the aggregate outstanding principal amount of the Revolving Loans as of the Amendment Effective Date. The Administrative Agent shall make such amounts of the proceeds of such Revolving Loans available to each Lender whose Post-Amendment Commitment Percentage is less than the amount of such Lender’s Commitment Percentage immediately prior to the effectiveness of this Amendment as is necessary so that the aggregate principal amount of Revolving Loans held by such Lender shall equal such Lender’s Post-Amendment Commitment Percentage of the aggregate outstanding principal amount of the Revolving Loans as of the Amendment Effective Date. The parties hereto confirm that the aggregate outstanding principal amount of the Revolving Loans immediately prior to the Amendment Effective Date is equal to the aggregate outstanding principal amount of the Revolving Loans immediately after giving effect to the Amendment. Except for any Revolving Notes to be provided to the Lenders in the principal amount of their respective Commitments, no other documents, instruments or fees (other than fees set forth in Section 2(j) above) shall be, or shall be required to be, executed or paid in connection with such allocations (all of which are hereby waived, as necessary). The Administrative Agent, the Borrower and each Lender confirms the amount of each such Lender’s Commitment as set forth on Schedule I attached hereto.

Section 5. Representations. Each of the Parent and the Borrower represents and warrants to the Administrative Agent and the Lenders that:

(a)    Authorization. Each of the Parent and Borrower has the right and power, and has taken all necessary action to authorize it, to execute and deliver this Amendment and to perform its obligations hereunder and under the Credit Agreement, as amended by this Amendment, in accordance with their respective terms. This Amendment has been duly executed and delivered by a duly authorized officer of each of the Parent and the Borrower and each of this Amendment and the Credit Agreement, as amended by this Amendment, is a legal, valid and binding obligation of the Parent and the Borrower enforceable against the Parent and the Borrower in accordance with its respective terms except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations contained herein or therein and as may be limited by equitable principles generally.

(b)    Compliance with Laws, etc. The execution and delivery by each of the Parent and the Borrower of this Amendment and the performance by the Parent and the Borrower of this Amendment and the Credit Agreement, as amended by this Amendment, in accordance with their respective terms, do not and will not, by the passage of time, the giving of notice or otherwise: (i) require any Governmental Approval or violate any Applicable Law (including Environmental Laws) relating to the Parent, the Borrower or any other Loan Party; (ii) conflict with, result in a breach of or constitute a default under (1) the organizational documents of the Parent, the Borrower or any other Loan Party, or (2) any indenture, agreement or other instrument to which the Parent, the Borrower or any other Loan Party is a party or by which it or any of its respective properties may be bound, the violation of which indenture, agreement or other instrument could reasonably be expected to have a Material Adverse Effect; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Parent, the Borrower or any other Loan Party, other than in favor of the Administrative Agent for its benefit and the benefit of the Lenders and the Issuing Bank.

(c)    No Default. No Default or Event of Default has occurred and is continuing as of the date hereof or will exist immediately after giving effect to this Amendment.

Section 6. Reaffirmation of Representations by Parent and Borrower. Each of the Parent and the Borrower hereby reaffirms that the representations and warranties made or deemed made by the Parent, the Borrower and each other Loan Party in the Loan Documents to which any of them is a party are true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty is true and correct in all respects) on and as of the date hereof with the same force and effect as if made on and as of the date hereof except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties were true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty was true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Credit Agreement or the other Loan Documents.

Section 7. Certain References. Each reference to the Credit Agreement in any of the Loan Documents shall be deemed to be a reference to the Credit Agreement as amended by this Amendment. This Amendment shall constitute a Loan Document.

Section 8. Expenses. The Borrower shall reimburse the Administrative Agent upon demand for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Administrative Agent in connection with the preparation, negotiation and execution of this Amendment and the other agreements and documents executed and delivered in connection herewith.

Section 9. Benefits. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 10. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 11. Effect. Except as expressly herein amended, the terms and conditions of the Credit Agreement and the other Loan Documents remain in full force and effect. The amendments contained herein shall be deemed to have prospective application only from the date as of which this Amendment is dated, unless otherwise specifically stated herein.

Section 12. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and shall be binding upon all parties, their successors and assigns.

Section 13. Definitions. All capitalized terms not otherwise defined herein are used herein with the respective definitions given them in the Credit Agreement.

Section 14. Reaffirmation of Guaranty. The Parent hereby reaffirms its continuing obligations to the Administrative Agent and the Lenders under that certain Amended and Restated Guaranty dated as of September 7, 2011 (the “Guaranty”) to which the Parent is a party, and agrees that the transactions contemplated by the Amendment shall not in any way affect the validity and enforceability of the Guaranty, or reduce, impair or discharge the obligations of the Parent thereunder.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to Third Amended and Restated Credit Agreement to be executed as of the date first above written.

BORROWER:

REGENCY CENTERS, L.P., a Delaware limited partnership

By:	REGENCY CENTERS CORPORATION, a Florida corporation, its general partner

By:	/s/ Scott Prigge
Name:	Scott Prigge
Its:	Senior Vice President

PARENT:

REGENCY CENTERS CORPORATION, a Florida corporation

By:	/s/ Scott Prigge
Name:	Scott Prigge
Its:	Senior Vice President

[Signatures Continued on Next Page]

[Signature Page to Fifth Amendment to

Third Amended and Restated Credit Agreement for Regency Centers, L.P.]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender

By:	/s/ Matthew Ricketts
Name:	Matthew Ricketts
Title:	Managing Director

[Signatures Continued on Next Page]

[Signature Page to Fifth Amendment to

Third Amended and Restated Credit Agreement for Regency Centers, L.P.]

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Steve Potting
Name:	Steve Potting
Title:	Vice President

[Signatures Continued on Next Page]

[Signature Page to Fifth Amendment to

Third Amended and Restated Credit Agreement for Regency Centers, L.P.]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Asad Rafiq
Name:	Asad Rafiq
Title:	Vice President

[Signatures Continued on Next Page]

[Signature Page to Fifth Amendment to

Third Amended and Restated Credit Agreement for Regency Centers, L.P.]

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Mohammad S. Hasan
Name:	Mohammad S. Hasan
Title:	Executive Director

[Signatures Continued on Next Page]

[Signature Page to Fifth Amendment to

Third Amended and Restated Credit Agreement for Regency Centers, L.P.]

SUNTRUST BANK, as a Lender

By:	/s/ Danny Stover
Name:	Danny Stover
Title:	Senior Vice President

[Signatures Continued on Next Page]

[Signature Page to Fifth Amendment to

Third Amended and Restated Credit Agreement for Regency Centers, L.P.]

COMERICA BANK, as a Lender

By:	/s/ Susan K. Zschering
Name:	Susan K. Zschering
Title:	Vice President

[Signatures Continued on Next Page]

[Signature Page to Fifth Amendment to

Third Amended and Restated Credit Agreement for Regency Centers, L.P.]

REGIONS BANK, as a Lender

By:	/s/ Kerri L. Raines
Name:	Kerri L. Raines
Title:	Senior Vice President

[Signatures Continued on Next Page]

[Signature Page to Fifth Amendment to

Third Amended and Restated Credit Agreement for Regency Centers, L.P.]

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Sheena Lee
Name:	Sheena Lee
Title:	Authorized Signatory

[Signatures Continued on Next Page]

[Signature Page to Fifth Amendment to

Third Amended and Restated Credit Agreement for Regency Centers, L.P.]

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:	/s/ William G. Karl
Name:	William G. Karl
Title:	Executive Officer

[Signatures Continued on Next Page]

[Signature Page to Fifth Amendment to

Third Amended and Restated Credit Agreement for Regency Centers, L.P.]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ J. Lee Hord
Name:	J. Lee Hord
Title:	Senior Vice President

[Signatures Continued on Next Page]

[Signature Page to Fifth Amendment to

Third Amended and Restated Credit Agreement for Regency Centers, L.P.]

MIZUHO BANK, LTD., as a Lender

By:	/s/ John Davies
Name:	John Davies
Title:	Authorized Signatory

[Signatures Continued on Next Page]

[Signature Page to Fifth Amendment to

Third Amended and Restated Credit Agreement for Regency Centers, L.P.]

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ Steve Whitcomb
Name:	Steve Whitcomb
Title:	Senior Vice President

[Signatures Continued on Next Page]

[Signature Page to Fifth Amendment to

Third Amended and Restated Credit Agreement for Regency Centers, L.P.]

TD BANK, NA, as a Lender

By:	/s/ Sean Dunne
Name:	Sean Dunne
Title:	Vice President

SCHEDULE I

Commitments

Lender	Commitment Amount
Wells Fargo Bank, National Association	$130,000,000
PNC Bank, National Association	$130,000,000
Bank of America, N.A.	$100,000,000
JPMorgan Chase Bank, N.A.	$100,000,000
SunTrust Bank	$95,000,000
U.S. Bank National Association	$80,000,000
Regions Bank	$70,000,000
Royal Bank of Canada	$70,000,000
Sumitomo Mitsui Banking Corporation	$70,000,000
Mizuho Corporate Bank, Ltd.	$50,000,000
Branch Banking and Trust Company	$40,000,000
Comerica Bank	$40,000,000
TD Bank, NA	$25,000,000

TOTAL	$1,000,000,000

SCHEDULE 1.1.(A)

Existing Letters of Credit

Project Name	Beneficiary	Outstanding Amount at 2/24/2017	Expiration Date	Renewal Options/Final Expiration
410 Park Ave	410 Park Avenue Associates, L.P.	$224,576.00	05/20/2017	08/31/21

Compo Acres	Town of Westport	$105,233.70	10/20/2017	10/15/20

Countryside Shops	City of Cooper City	$109,554.50	05/18/2017	auto renewal

Village Center 4	Town of Westport	$141,631.71	06/23/2017	auto renewal

Riverfront Plaza	New Jersey Department of Environmental Protection	$55,105.00	09/22/2017	auto renewal

410 Park Ave	410 Park Avenue Associates, L.P.	$82,098.83	08/04/2017	auto renewal

Sunlake	Southwest Florida Water Management District	$162,376.50	09/12/2017	auto renewal

Sunlake	Pasco County Board of County Commissioners	$564,763.74	10/10/2017	auto renewal

		$1,445,339.98

EXHIBIT K

FORM OF DISBURSEMENT INSTRUCTION AGREEMENT

Borrower: REGENCY CENTERS, L.P.

Administrative Agent: Wells Fargo Bank, National Association

Loan: Loan number 3113zma made pursuant to that certain “Third Amended and Restated Credit Agreement” dated as of September 7, 2011 between Borrower, Administrative Agent and Lenders, as amended from time to time

Effective Date: , 2017

Check applicable box:

☐       New – This is the first Disbursement Instruction Agreement submitted in connection with the Loan.

☐       Replace Previous Agreement – This is a replacement Disbursement Instruction Agreement. All prior instructions     submitted in connection with this Loan are cancelled as of the Effective Date set forth above.

This Agreement must be signed by the Borrower and is used for the following purposes:

(1)	to designate an individual or individuals with authority to request disbursements of Loan proceeds, whether at the time of Loan closing/origination or thereafter; and

(2)	to provide Administrative Agent with specific instructions for wiring or transferring funds on Borrower’s behalf.

Any of the disbursements, wires or transfers described above are referred to herein as a “Disbursement.”

Specific dollar amounts for Disbursements must be provided to Administrative Agent at the time of the applicable Disbursement in the form of a signed closing statement, an email instruction or other written communication, or telephonic request pursuant to 2.1.(b) or 2.4.(b) of the Credit Agreement (each, a “Disbursement Request”) from an applicable Authorized Representative (as defined in the Terms and Conditions attached to this Agreement).

A new Disbursement Instruction Agreement must be completed and signed by the Borrower if (i) all or any portion of a Disbursement is to be transferred to an account or an entity not described in this Agreement or (ii) Borrower wishes to add or remove any Authorized Representatives.

See the Additional Terms and Conditions attached hereto for additional information and for definitions of certain capitalized terms used in this Agreement.

Disbursement of Loan Proceeds at Origination/Closing

Closing Disbursement Authorizers: Administrative Agent is authorized to accept one or more Disbursement Requests from any of the individuals named below (each, a “Closing Disbursement Authorizer”) to disburse Loan proceeds on or about the date of the Loan origination/closing and to initiate Disbursements in connection therewith (each, a “Closing Disbursement”):

	Individual’s Name	Title
1.
2.
3.

Describe Restrictions, if any, on the authority of the Closing Disbursement Authorizers (dollar amount limits, wire/deposit destinations, etc.):

DESCRIBE APPLICABLE RESTRICTIONS OR INDICATE “N/A”

If there are no restrictions described here, any Closing Disbursement Authorizer may submit a Disbursement Request for all available Loan proceeds.

DELETE FOLLOWING SECTION IF NO WIRE TRANSFERS AT ORIGINATION/CLOSING

Permitted Wire Transfers: Disbursement Requests for the Closing Disbursement(s) to be made by wire transfer must specify the amount and applicable Receiving Party. Each Receiving Party included in any such Disbursement Request must be listed below. Administrative Agent is authorized to use the wire instructions that have been provided directly to Administrative Agent by the Receiving Party or Borrower and attached as the Closing Exhibit. All wire instructions must be in the format specified on the Closing Exhibit.

Names of Receiving Parties for the Closing Disbursement(s) (may include as many parties as needed; wire instructions for each Receiving Party must be attached as the Closing Exhibit)
1.
2.
3.

DELETE FOLLOWING SECTION IF NO DEPOSITS INTO WFB ACCOUNTS AT ORIGINATION/CLOSING

Direct Deposit: Disbursement Requests for the Closing Disbursement(s) to be deposited into an account at Wells Fargo Bank, N.A. must specify the amount and applicable account. Each account included in any such Disbursement Request must be listed below.

Name on Deposit Account:
Wells Fargo Bank, N.A. Deposit Account Number:
Further Credit Information/Instructions:

Disbursements of Loan Proceeds Subsequent to Loan Closing/Origination

Subsequent Disbursement Authorizers: Administrative Agent is authorized to accept one or more Disbursement Requests from any of the individuals named below (each, a “Subsequent Disbursement Authorizer”) to disburse Loan proceeds after the date of the Loan origination/closing and to initiate Disbursements in connection therewith (each, a “Subsequent Disbursement”):

	Individual’s Name	Title
1.
2.
3.

Describe Restrictions, if any, on the authority of the Subsequent Disbursement Authorizers (dollar amount limits, wire/deposit destinations, etc.):

DESCRIBE APPLICABLE RESTRICTIONS OR INDICATE “N/A”

If there are no restrictions described here, any Subsequent Disbursement Authorizer may submit a Disbursement Request for all available Loan proceeds.

DELETE FOLLOWING SECTION IF NO SUBSEQUENT WIRE TRANSFERS ANTICIPATED

Permitted Wire Transfers: Disbursement Requests for Subsequent Disbursements to be made by wire transfer must specify the amount and applicable Receiving Party. Each Receiving Party included in any such Disbursement Request must be listed below. Administrative Agent is authorized to use the wire instructions that have been provided directly to Administrative Agent by the Receiving Party or Borrower and attached as the Subsequent Disbursement Exhibit. All wire instructions must be in the format specified on the Subsequent Disbursement Exhibit.

Names of Receiving Parties for Subsequent Disbursements (may include as many parties as needed; wire instructions for each Receiving Party must be attached as the Subsequent Disbursement Exhibit)
1.
2.
3.

DELETE FOLLOWING SECTION IF NO SUBSEQUENT DEPOSITS INTO WFB ACCOUNTS ANTICIPATED

Direct Deposit: Disbursement Requests for Subsequent Disbursements to be deposited into an account at Wells Fargo Bank, N.A. must specify the amount and applicable account. Each account included in any such Disbursement Request must be listed below.

Name on Deposit Account:
Wells Fargo Bank, N.A. Deposit Account Number:
Further Credit Information/Instructions:

Borrower acknowledges that all of the information in this Agreement is correct and agrees to the terms and conditions set forth herein and in the Additional Terms and Conditions on the following page.

REGENCY CENTERS, L.P.

By:
Name:
Title:

Additional Terms and Conditions to the Disbursement Instruction Agreement

Definitions. The following capitalized terms shall have the meanings set forth below:

“Authorized Representative” means any or all of the Closing Disbursement Authorizers and Subsequent Disbursement Authorizers, as applicable.

“Receiving Bank” means the financial institution where a Receiving Party maintains its account.

“Receiving Party” means the ultimate recipient of funds pursuant to a Disbursement Request.

Capitalized terms used in these Additional Terms and Conditions to Disbursement Instruction Agreement and not otherwise defined herein shall have the meanings given to such terms in the body of the Agreement.

Disbursement Requests. Except as expressly provided in the Credit Agreement, Administrative Agent must receive Disbursement Requests in writing.    Disbursement Requests will only be accepted from the applicable Authorized Representatives designated in the Disbursement Instruction Agreement. Disbursement Requests will be processed subject to satisfactory completion of Administrative Agent’s customer verification procedures. Administrative Agent is only responsible for making a good faith effort to execute each Disbursement Request and may use agents of its choice to execute Disbursement Requests. Funds disbursed pursuant to a Disbursement Request may be transmitted directly to the Receiving Bank, or indirectly to the Receiving Bank through another bank, government agency, or other third party that Administrative Agent considers to be reasonable. Administrative Agent will, in its sole discretion, determine the funds transfer system and the means by which each Disbursement will be made. Administrative Agent may delay or refuse to accept a Disbursement Request if the Disbursement would: (i) violate the terms of this Agreement; (ii) require use of a bank unacceptable to Administrative Agent or Lenders or prohibited by government authority; (iii) cause Administrative Agent or Lenders to violate any Federal Reserve or other regulatory risk control program or guideline; or (iv) otherwise cause Administrative Agent or Lenders to violate any applicable law or regulation.

Limitation of Liability. Administrative Agent, Issuing Banks, Swingline Lender and Lenders shall not be liable to Borrower or any other parties for: (i) errors, acts or failures to act of others, including other entities, banks, communications carriers or clearinghouses, through which Borrower’s requested Disbursements may be made or information received or transmitted, and no such entity shall be deemed an agent of the Administrative Agent, any Issuing Bank, Swingline Lender or any Lender; (ii) any loss, liability or delay caused by fires, earthquakes, wars, civil disturbances, power surges or failures, acts of government, labor disputes, failures in communications networks, legal constraints or other events beyond Administrative Agent’s, any Issuing Banks’s, Swingline Lender’s or any Lender’s control; or (iii) any special, consequential, indirect or punitive damages, whether or not (A) any claim for these damages is based on tort or contract or (B) Administrative Agent, any Issuing Bank, Swingline Lender, any Lender or Borrower knew or should have known the likelihood of these damages in any situation. Neither Administrative Agent, any Issuing Bank, Swingline Lender nor any Lender makes any representations or warranties other than those expressly made in this Agreement. IN NO EVENT WILL ADMINISTRATIVE AGENT, ANY ISSUING BANK, SWINGLINE LENDER OR ANY LENDER BE LIABLE FOR DAMAGES ARISING DIRECTLY OR INDIRECTLY IF A DISBURSEMENT REQUEST IS EXECUTED BY ADMINISTRATIVE AGENT IN GOOD FAITH AN IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT.

Reliance on Information Provided. Administrative Agent is authorized to rely on the information provided by Borrower or any Authorized Representative in or in accordance with this Agreement when executing a Disbursement Request until Administrative Agent has received a new Agreement signed by Borrower. Borrower agrees to be bound by any Disbursement Request: (i) authorized or transmitted by Borrower; or (ii) made in Borrower’s name and accepted by Administrative Agent in good faith and in compliance with this Agreement, even if not properly authorized by Borrower. Administrative Agent may rely solely (i) on the account number of the Receiving Party, rather than the Receiving Party’s name, and (ii) on the bank routing number of the Receiving Bank, rather than the Receiving Bank’s name, in executing a Disbursement Request. Administrative Agent is not obligated or required in any way to take any actions to detect errors in information provided by Borrower or an Authorized Representative. If Administrative Agent takes any actions in an attempt to detect errors in the transmission or content of transfers or requests or takes any actions in an attempt to detect unauthorized Disbursement Requests, Borrower agrees that, no matter how many times Administrative Agent takes these actions, Administrative Agent will not in any situation be liable for failing to take or correctly perform these actions in the future, and such actions shall not become any part of the Disbursement procedures authorized herein, in the Loan Documents, or in any agreement between Administrative Agent and Borrower.

International Disbursements. A Disbursement Request expressed in US Dollars will be sent in US Dollars, even if the Receiving Party or Receiving Bank is located outside the United States. Administrative Agent will not execute Disbursement Requests expressed in foreign currency unless permitted by the Credit Agreement.

Errors. Borrower agrees to notify Administrative Agent of any errors in the Disbursement of any funds or of any unauthorized or improperly authorized Disbursement Requests within fourteen (14) days after Administrative Agent’s confirmation to Borrower of such Disbursement.

Finality of Disbursement Requests. Disbursement Requests will be final and will not be subject to stop payment or recall; provided that Administrative Agent may, at Borrower’s request, make an effort to effect a stop payment or recall but will incur no liability whatsoever for its failure or inability to do so.

CLOSING EXHIBIT

WIRE INSTRUCTIONS

All wire instructions must contain the following information:

Transfer/Deposit Funds to (Receiving Party Account Name)
Receiving Party Deposit Account Number
Receiving Bank Name, City and State
Receiving Bank Routing (ABA) Number
Further identifying information, if applicable (title escrow number, borrower name, loan number, etc.)

SUBSEQUENT DISBURSEMENT EXHIBIT

WIRE INSTRUCTIONS

All wire instructions must contain the following information:

Transfer/Deposit Funds to (Receiving Party Account Name)
Receiving Party Deposit Account Number
Receiving Bank Name, City and State
Receiving Bank Routing (ABA) Number
Further identifying information, if applicable (title escrow number, borrower name, loan number, etc.)